Exhibit 23.2

Consent of Independent Registered Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to be included in the Registration Statement (Form S-3) and related prospectus of Thermon Group Holdings, Inc. for the registration of shares of common stock of Thermon Group Holdings, Inc.  We also consent to incorporation by reference to the use of our report dated October 28, 2010, with respect to the financial statements of Thermon Canada Inc., which report appears in the Annual Report on Form 10-K of Thermon Group Holdings, Inc. for the fiscal year ended March 31, 2011.

/s/ MNP LLP (formerly known as Meyers Norris Penny LLP)

Chartered Accountants

Calgary Alberta

May 31, 2012